Exhibit 10.11
Compensatory Arrangements for Named Executive Officers
The Bank is an “at will” employer and does not provide written employment agreements to any of its employees. However, employees, including Named Executive Officers (or “NEOs”), receive (a) cash compensation (i.e., (i) base salary, and, for exempt employees, (ii) “variable” or “at risk” short-term incentive compensation); (b) retirement-related benefits (i.e., Qualified Defined Benefit Plan; Qualified Defined Contribution Plan; Nonqualified Defined Benefit Portion of the Benefit Equalization Plan (“BEP”); Nonqualified Defined Contribution Portion of the BEP; Nonqualified Profit Sharing Plan; and, effective January 1, 2009, a Nonqualified Deferred Compensation Plan); and (c) health and welfare programs and other benefits. Other benefits, which are available to all regular employees, include medical, dental, vision care, life, business travel accident, and short and long term disability insurance, flexible spending accounts, an employee assistance program, educational development assistance, voluntary life insurance, long term care insurance, fitness club reimbursement and severance pay. An additional benefit offered to all officers, age 40 or greater, or who are at Vice President rank or above, is a physical examination every 18 months.
The annual base salaries for the Named Executive Officers are as follows (whole dollars):

	2008	2009
Alfred A. DelliBovi	$615,634	$649,494
Patrick A. Morgan	305,411	319,154
Peter S. Leung	405,066	423,294
Paul B. Héroux	288,019	300,980
Craig E. Reynolds	282,613	295,331
More information about compensation arrangements can be found in Item 11 of the Annual Report on Form 10-K.